EXHIBIT 3.3

Amended and Restated Certificate of Incorporation
of Air Transport Services Group, Inc.
reflecting amendments through August 16, 2013

[This document represents the Amended and Restated Certificate of Incorporation of
Air Transport Services Group, Inc. in compiled form, incorporating all corrections and amendments. This compiled document has not been filed with the Delaware Secretary of State.]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AIR TRANSPORT SERVICES GROUP, INC.
(a Delaware corporation)

FIRST: The name of the corporation is Air Transport Services Group, Inc. (the “Corporation”).

[NOTE: ARTICLE FIRST was amended by the stockholders of the Corporation on May 13, 2008, as evidenced by the “Certificate of Amendment of Certificate of Incorporation” filed by the Corporation with the Delaware Secretary of State on May 14, 2008.]

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 95,000,000 shares, of which 75,000,000 shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 75,000 shares shall be Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Preferred Stock”).

(A)    Common Stock.

(1)    Voting Rights. Subject to Article Fifth below, the holders of Common Stock shall, on all matters submitted to a vote of the stockholders of the Corporation, be entitled to one vote per share.

(2)    Dividends. Subject to any other provisions of this Certificate of Incorporation and the terms of any series of Preferred Stock that may from time to time come into existence,

holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)    Liquidation. Subject to Article Fifth below, all shares of Common Stock shall be entitled to any assets of the Corporation available for distribution to stockholders after payment in full of any preferential amount to which holders of Preferred Stock may be entitled.

(4)    Legend. Each certificate representing shares of Common Stock shall bear the following legend:

“The shares of Common Stock represented hereby are subject to foreign stock ownership restrictions as set forth in the Corporation’s Certificate of Incorporation.”

(B)    Preferred Stock.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to fix and determine by resolution or resolutions the number of shares of each series of Preferred Stock and the designation thereof, and voting and other powers, preferences and relative, participating, optional or other special rights, if any, with such qualifications, limitations or restrictions on such powers, preferences and rights, if any, as shall be stated in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the General Corporation Law, and to the full extent permitted thereby; including, without limitation, any dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms (including any sinking fund provisions), redemption price(s) and terms, and rights in the event of liquidation, dissolution or distribution of assets. Subject to any limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors may by resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of such series then outstanding) the number of any such series subsequent to the issuance of shares of that series, and in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C)    Designation of Series A Junior Preferred Stock.

(1)    Designation and Amount. The Series A Junior Preferred Stock shall have a par value $0.01 per share, and the number of shares constituting such series shall be 75,000.

(2)    Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Junior Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common

Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Junior Preferred Stock.

(3)    Dividends and Distributions.

(a)    Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock.

(b)    The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)    Dividends shall begin to accrue on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(4)    Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

(a)    Each share of Series A Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b)    Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)    Except as required by law, the holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(5)    Certain Restrictions.

(a)    The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Preferred Stock as required by Section (3) hereof.

(b)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section (3) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

(ii)    declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or

(iv)    purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section (5), purchase or otherwise acquire such shares at such time and in such manner.

(6)    Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Junior Preferred Stock and may be reissued.

(7)    Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Junior Preferred Stock.

(8)    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(9)    No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

(10)    Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(11)    Amendment. If any shares of Series A Junior Preferred Stock have been issued, this Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences, privileges or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Junior Preferred Stock, voting separately as a series.

(12)    Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

FIFTH: Ownership Restrictions.

(A)    Foreign Ownership Limitation.

The ownership or control of (1) twenty-five percent (25%) (the “Maximum Voting Percentage”) or more of the issued and outstanding Voting Stock (as defined below) of the Corporation or (2) shares of capital stock of the Corporation entitled to receive fifty percent (50%) (the “Maximum Economic Percentage”) or more of the Corporation’s dividends, distributions or proceeds upon liquidation, by persons who are not citizens of the United States (“U.S. Citizens”) as defined in 49 U.S.C. Section 40102(a)(15) is prohibited; provided, however, that the Maximum Voting Percentage shall be deemed to be automatically increased or decreased from time to time to that percentage of ownership which is then permissible by persons who are not U.S. Citizens under applicable Foreign Ownership Restrictions; provided, further, that the Board of Directors, by a majority vote of the Independent Directors, may increase or decrease the Maximum Economic Percentage if the Board of Directors in good faith, and upon advice of independent counsel, determines that such increase or decrease is permitted by applicable Foreign Ownership Restrictions. As used in this Certificate of Incorporation, “Voting Stock” means the Common Stock, the Series A Junior Preferred Stock, and any other classes of stock issued by the Corporation that are entitled to vote on matters generally referred to the stockholders for a vote and “Foreign Ownership Restrictions” shall mean United States statutory and United States Department of Transportation regulatory or interpretive restrictions on foreign ownership or control of the Corporation the breach of which would result in the loss of any operating certificate or authority of the Corporation or any of its subsidiaries, including any successor provisions or regulations thereto.

(B)    Foreign Stock Record.

In furtherance of enforcing the prohibition set forth in Section (A) above, a transfer of shares of any class of stock of the Corporation to an Alien (as defined below) shall not be valid,

except between the parties to the transfer, until the transfer shall have been recorded on the Foreign Stock Record of the Corporation as provided in this Article Fifth. The “Foreign Stock Record” shall mean a record maintained by the Corporate Secretary of the Corporation which shall record the date of a transfer to an Alien, the parties to the transfer and the number and description of the shares of stock transferred to the Alien. At no time shall ownership or control of shares representing more than the lesser of (i) the Maximum Voting Percentage of the issued and outstanding Voting Stock, or (ii) the Maximum Economic Percentage of all shares of stock of the Corporation, be registered on the Foreign Stock Record. If at any time the Corporation shall determine that shares of stock are purportedly owned or controlled by one or more Aliens who are not registered on the Foreign Stock Record, the registration of such shares shall, subject to the limitation in the preceding sentence, be made in chronological order in the Foreign Stock Record, based on the date of the Corporation’s finding of ownership or control of such shares by an Alien. If at any time the Corporation shall determine that the number of shares of Voting Stock registered on the Foreign Stock Record exceeds the Maximum Voting Percentage, or that the number of shares of stock of the Corporation registered on the Foreign Stock Record exceeds the Maximum Economic Percentage, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order so that the number of shares of Voting Stock registered on the Foreign Stock Record does not exceed the Maximum Voting Percentage and so that the number of shares of stock of the Corporation registered on the Foreign Stock Record does not exceed the Maximum Economic Percentage. At no time shall shares of stock of the Corporation known by the Corporation to be held of record or controlled by Aliens and not registered on the Foreign Stock Record be entitled to vote or to receive dividends, distributions or other benefits of ownership. All shares of stock of the Corporation known to the Corporation to be held of record by Aliens as of the date of the adoption of this Certificate of Incorporation shall be registered on the Foreign Stock Record. The shares registered on the Foreign Stock Record pursuant to the preceding sentence have chronological priority over any subsequent request for the registration of additional shares of stock of the Corporation on the Foreign Stock Record. As used in this Certificate of Incorporation, “Alien” shall mean (i) any person who is not a U.S. Citizen, or any nominee of such person; (ii) any foreign government or representative thereof; (iii) any corporation organized under the laws of any foreign government; or (iv) any corporation, partnership, trust, association, or other entity which is an Affiliate of an Alien or Aliens. “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(C)    Beneficial Ownership Inquiry.

(1)    The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of stock of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of such stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such person) that, to the knowledge of such person:

(a)    all stock of the Corporation as to which such person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

(b)    the number and class or series of stock of the Corporation owned of record or Beneficially Owned by such person that are owned or controlled by Aliens are as set forth in such certificate. As used herein, “Beneficial Ownership” and “Beneficially Owned” refer to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the Exchange Act.

(2)    With respect to any equity securities identified by such person in response to Section (C)(1), the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article Fifth.

(3)    For purposes of applying the provisions of this Article Fifth with respect to any stock of the Corporation, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section (C)(1), the Corporation shall presume that the equity securities in question are owned or controlled by Aliens.

SIXTH: The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

SEVENTH: A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

EIGHTH: Without action by the stockholders, the shares of stock may be issued by the Corporation from time to time for such consideration not less than the par value thereof, as may be fixed from time to time by the Board of Directors thereof, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon or for any further payment thereon.

NINTH: The Corporation is to have perpetual existence.

TENTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law, but subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to adopt, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this

Certificate of Incorporation; provided, however, that, in addition to any other approval required by law, any amendment, alteration or repeal of the Bylaws shall require the approval of at least 66 2/3% of the directors at any regular or special meeting of the Board of Directors or by unanimous written consent in lieu of a meeting. The stockholders may not amend the Bylaws of the Corporation without the affirmative vote of the holders of at least 66 2/3 % of the votes entitled to be cast by holders of the outstanding Voting Stock of the Corporation.

ELEVENTH: Subject to Article Fourteenth below, the Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by the Board of Directors in its sole discretion in accordance with the Bylaws of the Corporation.

TWELFTH: No person shall be elected to serve as a director of the Corporation unless immediately following such election, (A) at least two-thirds of the directors of the Corporation consist of persons who are then U.S. Citizens, and (B) a majority of the directors of the Corporation are Independent Directors (as defined below). No person shall be appointed to serve as an officer of the Corporation unless immediately following such appointment, at least two-thirds of the officers of the Corporation consist of persons who are then U.S. Citizens. The President of the Corporation shall at all times be a U.S. Citizen. For purposes of this Certificate of Incorporation, “Independent Director” shall mean a director who is not (x) a director, officer, employee, agent, stockholder or representative of (i) a party (other than the Corporation) to the ACMI Service Agreement dated August 15, 2003, by and between ABX Air, Inc., a Delaware corporation, and DHL Worldwide Express, B.V., a company organized and existing under the laws of the Netherlands, until the termination of such agreement or (ii) any Affiliate of any such holder or party (a “Restricted Party”), or (y) a spouse, parent, sibling or child of any person described in clause (x).

THIRTEENTH: The Corporation shall not enter into any transaction between the Corporation and any Restricted Party unless such transaction shall have been approved by a majority of the Independent Directors then in office.

FOURTEENTH: (A) The number of directors of the Corporation shall be not less than three nor more than nine. The exact number of directors shall be fixed from time to time, within such limits, by the Board of Directors.

(B)    Configuration of Board; Term of Office.

(1)    Subject to Section (B)(2) below, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director is elected; provided, however, that each initial director of Class I shall hold office until the annual meeting of stockholders in 2010; each initial director in Class II shall hold office until the annual meeting of stockholders in 2008; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2009. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which they are elected and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service.

(2)    Commencing with the third annual meeting of stockholders following the annual meeting of stockholders held in 2013, the foregoing classification of the Board of Directors shall cease. At the annual meeting of stockholders following the annual meeting of stockholders held in 2013 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, retirement or removal from service. Directors elected at the annual meeting of stockholders held in 2011 shall continue in office until the annual meeting of stockholders in 2014, directors elected at the annual meeting of stockholders held in 2012 shall continue in office until the annual meeting of stockholders in 2015, and directors elected at the annual meeting of stockholders held in 2013 shall continue in office until the annual meeting of stockholders in 2016, and, in each such case, until their respective successors are duly elected and qualified and subject to their earlier death, resignation, retirement or removal from service.

(3) The provisions of this Section (B) are subject to any rights of the holders of Preferred Stock to elect directors.

(C)    Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided by the Bylaws.

[NOTE: ARTICLE FOURTEENTH, Section (B), was corrected by the Corporation, as evidenced by a “Certificate of Correction” filed by the Corporation with the Delaware Secretary of State on May 24, 2010. Thereafter, ARTICLE FOURTEENTH, Sections (A) and (B), were amended by the stockholders of the Corporation on May 10, 2013, as evidenced by the “Certificate of Amendment of Certificate of Incorporation” filed by the Corporation with the Delaware Secretary of State on May 17, 2013. Thereafter, ARTICLE FOURTEENTH was corrected by the Corporation, as evidenced by a “Certificate of Correction” filed by the Corporation with the Delaware Secretary of State on August 16, 2013.]

FIFTEENTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or the President. Special Meetings shall be held at such date and time as may be specified in the notice. The business permitted to be conducted at any special meeting of the stockholders is limited to the purpose or purposes specified in the notice.

SIXTEENTH: The affirmative vote of the holders of not less than 66-2/3% of the outstanding Voting Stock of the Corporation shall be required for the approval or authorization of any: (i) merger or consolidation of the Corporation with or into any other corporation; or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity; provided, however, that such 66-2/3% voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such transaction in clause (i) or (ii) by a resolution adopted by 66-2/3% of the members of the Board of Directors.

SEVENTEENTH: Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

EIGHTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred to stockholders herein are granted subject to this reservation; provided, however, that any amendment, alteration or repeal of Section (C) of Article Fourth, Article Tenth, Article Fourteenth, Article Fifteenth, Article Sixteenth, Article Seventeenth or this Article Eighteenth shall require the approval of the holders of shares of the Corporation representing at least 66 2/3% of the shares then entitled to vote thereon.

NINETEENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWENTIETH: Indemnification and Insurance.

(A)    Right to Indemnification.

(1)    Persons Entitled to Indemnification. Subject to the General Corporation Law as existing or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation will indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, had agreed to become or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee or agent of, or in a similar capacity for, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of the Corporation or of any of its affiliates (“Indemnitee”).

(2)    Scope of Indemnification. The indemnification right pursuant to this Section (A) will extend to persons entitled to such right whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent.

(3)    Expenses Indemnified. The Corporation will indemnify persons entitled to indemnity against all costs, charges, expenses, liabilities and losses (including court costs and attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(4)    Survival. The indemnification right outlined in this Section (A) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such Indemnitee’s estate, heirs, executors and administrators.

(5)    Limitation of Indemnification. The Corporation will indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B)    Repayment of Indemnified Expenses.

The right to indemnification conferred in this Article Twentieth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in investigating and defending or responding to any such Proceeding in advance of its final disposition, and any appeal therefrom (“Advance Payment”), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Nevertheless, if the General Corporation Law so requires, such Advance Payment of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under Delaware law.

(C)    Indemnification of Other Persons.

The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers as outlined in Sections (A)(1) and (A)(2) above.

(D)    Right of Claimant to Bring Suit.

If a claim brought under Sections (A)(1), (A)(2) or (A)(3) of this Article Twentieth is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant’s suit is successful in whole or in part, the claimant will be entitled to recover also the expense of prosecuting such claim.

(1)    Valid Defenses to the Claimant’s Action. It shall be a defense to any such action (other than an action brought to enforce a claim for Advance Payment where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(2)    Invalid Defenses to the Claimant’s Action. Neither of the following acts or omissions will be a defense to the claimant’s action or create a presumption that the claimant has failed to meet the standard of conduct described in Section (D)(1) above:

(a)    the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because the claimant has met such standard of conduct; nor

(b)    an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct.

(E)    Non-Exclusivity of Rights.

The right to indemnification and to Advance Payments conferred in this Article Twentieth shall not be exclusive of any other right which any person may have or hereafter acquire under any: (i) statute; (ii) provision of this Certificate of Incorporation; (iii) Bylaw; (iv) agreement; (v) vote of stockholders; (vi) vote of disinterested directors; or (vii) otherwise.

(F)    Insurance.

Regardless of whether the Corporation would have the power under Delaware law to indemnify itself or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, the Corporation may purchase and maintain insurance, at its expense, to protect such persons or entities against any such expense, liability or loss.

(G)    Expenses as a Witness.

The Corporation will indemnify any director, officer, employee or agent of the Corporation who, by reason of such position, or a position with another entity at the request of the Corporation, is a witness in any Proceeding. Such indemnity will cover all costs and expenses actually and reasonably incurred by the witness or on his or her behalf in connection with the Proceeding.

(H)    Indemnity Agreements.

The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by Delaware law.

(I)    Amendment.

No amendment, repeal, modification or termination of this Article Twentieth or the relevant provision of the General Corporation Law or any other applicable laws shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such amendment, repeal, modification or termination.

(J)    Severability.

If any provision or provisions of this Article Twentieth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Twentieth (including, without limitation, each portion of any section of this Article Twentieth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

TWENTY-FIRST: The name and mailing address of the incorporator is:

Joseph C. Hete
Airborne Air Park
145 Hunter Drive
Wilmington, OH 45177

Executed at Wilmington, Ohio on September 5, 2007.

/s/ Joseph C. Hete
Joseph C. Hete